EXHIBIT 12.1

             UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

<CAPTION



                                                                  For the Six Months
                                                                    Ended June 30
                                                                 -------------------
Dollars in millions                                                  1995      1994
- ------------------------------------------------------------------------------------

Earnings before cumulative effect of accounting change               $152      $122
Provision for income taxes                                            104       108
                                                                      ---       ---
Earnings subtotal                                                     256       230

Fixed charges included in earnings:
Interest expense                                                      146       141
Interest portion of rentals                                            25        28
                                                                      ---       ---
Subtotal                                                              171       169

Earnings available before fixed charges                              $427      $399
                                                                     ====      ====

Fixed charges:
Fixed charges included in earnings                                   $171      $169
Capitalized interest                                                   16        18
                                                                     ----      ----
Total fixed charges                                                  $187      $187
                                                                     ====      ====
Ratio of earnings to fixed charges                                    2.3       2.1

